Exhibit 99.17

TERMINATION AND AMENDMENT AGREEMENT

This TERMINATION AND AMENDMENT AGREEMENT, dated as of June 27, 2008 (this “Agreement”) is by and among Goldleaf Financial Solutions, Inc. (f/k/a Private Business, Inc.), a Tennessee corporation (the “Company”), Lightyear PBI Holdings, LLC, a Delaware limited liability company (“Lightyear”), and The Lightyear Fund, L.P., a Delaware limited partnership (the “Fund”).

W I T N E S S E T H:

WHEREAS, in connection with the Company’s 2006 underwritten offering of its common stock, the Company redeemed certain equity securities and recapitalized certain other equity securities held by Lightyear, pursuant to a Redemption and Recapitalization Agreement dated April 25, 2006 between Lightyear and the Company (the “Redemption Agreement”);

WHEREAS, pursuant to the Redemption Agreement, the Company granted Lightyear the right to designate one director on the board of directors of the Company;

WHEREAS, pursuant to a letter agreement between the Company and the Fund, dated October 11, 2006 (the “Management Rights Agreement”), the Company granted the Fund certain management rights with respect to the Company;

WHEREAS, Lightyear’s designated representative on the Company’s board of directors resigned as of December 15, 2007 and Lightyear has not designated a replacement director;

WHEREAS, the parties desire (i) to eliminate Lightyear’s right to designate a director on the board of directors of the Company, (ii) to terminate certain management rights of the Fund and (iii) to amend certain registration rights of Lightyear; and

WHEREAS, the Company and Lightyear have agreed to enter into a Second Amended and Restated Securityholders Agreement, dated as of the date hereof (the “Securityholders Agreement”);

NOW, THEREFORE, it is agreed as follows:

1. Termination of the Management Rights Agreement. (a) The Company and the Fund hereby agree that, effective as of the date first above written, the Management Rights Agreement be and hereby is terminated and shall have no further force or effect; provided, however, that the third paragraph of the Management Rights Agreement (relating to confidential information received by the Fund pursuant to the Management Rights Agreement) shall survive until the first anniversary of the date hereof.

(b) The Fund hereby represents and warrants that it does not have actual knowledge of any defaults or breaches by the Company of any of the Company’s obligations under the Management Rights Agreement.

2. Amendment of the Redemption Agreement. Pursuant to Section 6(d) of the Redemption Agreement, the Company and Lightyear hereby agree that, effective as of the date first above written, the Redemption Agreement be and hereby is amended as follows:

(a) Section 2(b) shall be amended by inserting the following sentence after the first sentence thereof:

“The Securityholders Agreement (and any registration rights granted therein) may be further amended as agreed upon by the parties thereto.”

(b) Section 3(b) shall be deleted and shall have no further force or effect.

(c) Section 4 shall be deleted and shall have no further force or effect.

Except as expressly amended hereby, the Redemption Agreement shall remain in full force and effect.

3. Representations and Warranties. Capitalized terms used but not otherwise defined in this Section 3 shall have the meanings ascribed to such terms in the Securityholders Agreement. The Company hereby represents and warrants to Lightyear that:

(a) pursuant to Section 4.2(i) of the Securityholders Agreement, it has not granted to any holders of Capital Stock other than Lightyear any rights to request the Company to effect the registration under the Securities Act of any such shares of Capital Stock on terms more favorable to such holders than the terms set forth in Article IV of the Securityholders Agreement; and

(b) pursuant to Section 4.10 of the Securityholders Agreement, neither it nor any of its Subsidiaries are a party to any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in Article IV of the Securityholders Agreement.

4. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state of New York.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: President, Chief Executive Officer

LIGHTYEAR PBI HOLDINGS, LLC

By:	/s/ Timothy Kacani
Name: Timothy Kacani
Title: Vice President

THE LIGHTYEAR FUND, L.P.

By:	LIGHTYEAR FUND GP, LLC, its general partner

	By:	/s/ Timothy Kacani
Name: Timothy Kacani
Title: Vice President